                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                             NOBLE AFFILIATES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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
                             NOBLE AFFILIATES, INC.
                              350 Glenborough Drive
                                    Suite 100
                              Houston, Texas 77067

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 24, 2001



To the Stockholders of
NOBLE AFFILIATES, INC.:

      The annual meeting of stockholders of Noble Affiliates, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, April 24, 2001, at 9:30 a.m., Central time, at the Wyndham Greenspoint Hotel, located at 12400 Greenspoint Drive, Houston, Texas 77060, for the following purposes:

      1.    To elect the Board of Directors for the ensuing year;

      2. To consider and vote upon a proposal to approve and ratify an amendment to the Noble Affiliates, Inc. 1988 Non-Qualified Stock Option Plan for Non-Employee Directors of Noble Affiliates, Inc. (the "1988 Plan"), in order to grant a consistent number of stock options to each non-employee director annually (10,000 stock options for the first year of service as a non-employee director and 5,000 stock options for each year thereafter) and to change the annual grant date to February 1, commencing February 1, 2002; and

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on March 12, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for examination at the offices of the Company in Houston, Texas, during ordinary business hours for a period of 10 days prior to the meeting.

      A record of the Company's activities during 2000 and financial statements for the fiscal year ended December 31, 2000 are contained in the accompanying 2000 Annual Report. The Annual Report does not form any part of the material for solicitation of proxies.

      All stockholders are cordially invited to attend the meeting. STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a stockholder who has returned a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.


                                   By Order of the Board of Directors



                                          Albert D. Hoppe
                                          Senior Vice President, General Counsel
                                            and Secretary


Houston, Texas
March 23, 2001

                             NOBLE AFFILIATES, INC.
                              350 Glenborough Drive
                                    Suite 100
                              Houston, Texas 77067

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 24, 2001




                                  INTRODUCTION

      The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders of the Company to be held on April 24, 2001, and at any adjournment thereof. The approximate date on which this proxy statement and the accompanying proxy were first sent to stockholders of the Company is March 23, 2001.

      Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted (i) for election of the nominees for director named in the proxy; and (ii) for the proposal to approve and ratify an amendment of the 1988 Nonqualified Stock Option Plan for Non-Employee Directors of Noble Affiliates, Inc. (the "1988 Plan") in order to grant a consistent number of stock options to each non- employee director annually (10,000 stock options for the first year of service as a non-employee director and 5,000 stock options for each year thereafter) and to change the annual grant date to February 1, commencing February 1, 2002. Any stockholder of the Company returning a proxy has the right to revoke the proxy at any time before it is voted by communicating such revocation in writing to Albert D. Hoppe, Secretary, Noble Affiliates, Inc., 350 Glenborough Drive, Suite 100, Houston, Texas 77067, or by executing and delivering a proxy bearing a later date. No revocation by written notice or by delivery of another proxy shall be effective until such notice of revocation or other proxy, as the case may be, has been received by the Company at or prior to the meeting.

      In order for an item of business proposed by a stockholder to be considered properly brought before the annual meeting of stockholders, the By-laws of the Company require that such stockholder give written notice to the Secretary of the Company. The notice must specify certain information concerning such stockholder and the item of business proposed to be brought before the meeting. The notice must be received by the Company not later than 60 days prior to the annual meeting if such meeting is to be held on a day within 30 days preceding the anniversary of the previous year's annual meeting, or 90 days in advance of such meeting if it is to be held on or after the anniversary of the previous year's annual meeting. Accordingly, any such stockholder notice in connection with the 2002 annual meeting of stockholders must be received by the Company no later than February 22, 2002.

VOTING PROCEDURES AND TABULATION

      The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

      The inspectors will tabulate the number of votes cast for or withheld from each nominee for director. Votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain "routine" items when they have not received instructions from beneficial owners. Brokers will have discretionary authority to vote on the election of directors. Under applicable Delaware law and the Company's Certificate of Incorporation and By-laws, a broker non- vote or other limited proxy will have no effect on the outcome of the election of directors.

                                VOTING SECURITIES

      Only holders of record of common stock of the Company, par value $3.33 1/3 per share (the "Common Stock"), at the close of business on March 12, 2001, the record date for the meeting, are entitled to notice of and to vote at the meeting. A majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 56,523,490 shares of Common Stock. Each share of Common Stock is entitled to one vote.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following tabulation sets forth as of March 12, 2001 information with respect to the only persons who were known to the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock.

NAME AND ADDRESS                                                NUMBER OF SHARES                  PERCENT
OF BENEFICIAL OWNER                                             BENEFICIALLY OWNED (1)            OF CLASS
-------------------                                             ----------------------            --------
PRIMECAP Management Company............................           5,044,400 (2)                       8.9%
225 South Lake Avenue, #400
Pasadena, CA 91101-3005

FMR Corp...............................................           3,694,040 (3)                       6.5%
82 Devonshire Street
Boston, Massachusetts 02109

The Samuel Roberts Noble Foundation, Inc...............           3,108,633 (4)                       5.5%
P. O. Box 2180
Ardmore, Oklahoma 73402

----------------
(1) Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.
(2)   Beneficial ownership of such shares was reported in Amendment No. 3 to
      Schedule 13G dated December 31, 2000 filed with the SEC by PRIMECAP Management Company, which has sole voting power with respect to 844,400 shares and sole dispositive power with respect to 5,044,400 shares.
(3)   Beneficial ownership of such shares was reported in Amendment No. 2 to
      Schedule 13G dated February 14, 2001 filed with the SEC by FMR Corp., which has sole investment power with respect to all such shares and sole voting power with respect to 570 of the shares. FMR Corp. indicated in its
      Schedule 13G that it is a parent holding company that owns the shares indirectly through two of its wholly-owned subsidiaries. According to the
      Schedule 13G, one subsidiary beneficially owns 3,693,470 of the shares as a result of its acting as an investment adviser to several investment companies and one subsidiary beneficially owns 570 shares as a result of its acting as an investment manager of several institutional accounts. Such Schedule 13G also reported beneficial ownership of such shares by each of Edward C. Johnson 3d, the Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp.
(4)   Beneficial ownership of such shares was reported in Amendment No. 7 to
      Schedule 13G dated February 10, 1998 filed with the Securities and Exchange Commission (the "SEC") by The Samuel Roberts Noble Foundation, Inc. (the "Foundation"). The Foundation is an Oklahoma not-for-profit corporation organized in 1952 as successor to a charitable trust formed in 1945. The Foundation is engaged in basic plant biology research and agricultural research, consultation and demonstration. From time to time as funds are available, the Foundation also makes grants to various charitable organizations. Michael A. Cawley, a director of the Company, serves as President, Chief Executive Officer and a trustee of the Foundation. In the event of a vacancy in a trusteeship of the Foundation, a majority of the remaining trustees has the power to elect a successor trustee to fill the vacancy.

                              ELECTION OF DIRECTORS

      Six directors, constituting the entire Board of Directors, are to be elected at the meeting to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Five of the current nominees for director were elected directors of the Company by vote of the stockholders at the 2000 annual meeting. Harold F. Kleinman, Thomas E. Hassen and Robert Kelley are not nominees for reelection. Mr. Kleinman, who turned 70 in November, 2000, will retire from his position on the Board of Directors and all committees on which he serves, in accordance with the Company's director retirement policy, on the date of the annual meeting. Mr. Kleinman has been a director of the Company since 1985. Mr. Hassen has decided not to stand for re-election to the Board of Directors. Mr. Hassen has been a director of the Company since 1998. Mr. Kelley, who elected to retire from his position as President and Chief Executive Officer of the Company also wishes to retire from his position on the Board of Directors, Chairman of the Board and all committees on which he serves. Mr. Kelley has served as President and Chief Executive Officer of the Company since August 1986, and as Chairman of the Board since October 1992. In accordance with the Company's By-laws, the number of directors constituting the entire Board has been decreased to six, effective immediately after the annual meeting of stockholders.

      Generally, the Company's By-laws provide that a stockholder must deliver written notice to the Secretary of the Company not later than 90 days prior to the annual meeting naming such stockholder's nominee(s) for director and specifying certain information concerning such stockholder and nominee(s). Accordingly, a stockholder's nominee(s) for director to be presented at the 2002 annual meeting of stockholders must be received by the Company no later than January 23, 2002.

      Directors are elected by plurality vote. All duly submitted and unrevoked proxies in the form accompanying this proxy statement will be voted for the nominees selected by the Board of Directors, except where authorization so to vote is withheld. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF SUCH NOMINEES.


                              NOMINEES FOR DIRECTOR

ALAN A. BAKER -- Mr. Baker has served as an independent consultant in the oil and gas industry since May 1995. For more than five years prior thereto, Mr. Baker served in various capacities at Halliburton Energy Services Group, including President from November 1989 to July 1991, Chairman and Chief Executive Officer from July 1991 to February 1994 and Chairman of Energy Services from February 1994 to May 1995. Mr. Baker, age 69, also served as a director of CRESTAR Energy, Inc. in Calgary, Alberta from March 1996 to November 2000. He currently serves as director for Friede Goldman Hater International Inc. Mr. Baker has served as a director of the Company since 1995.

MICHAEL A. CAWLEY -- Mr. Cawley has served as President and Chief Executive Officer of the Foundation since February 1, 1992, after serving as Executive Vice President of the Foundation since January 1, 1991. For more than five years prior to 1991, Mr. Cawley was the President of Thompson & Cawley, a professional corporation, attorneys at law. Mr. Cawley, age 53, has served as a trustee of the Foundation since 1988 and is also a director of Panhandle Royalty Company and Noble Drilling Corporation. He has served as a director of the Company since 1995.

EDWARD F. COX -- Mr. Cox has been a partner in the law firm of Patterson, Belknap, Webb & Tyler, New York, New York since March 1998. Prior thereto, he was a Partner in the law firm of Donovan Leisure Newton & Irvine, New York, New York for more than five years. Mr. Cox, age 54, has served as a director of the Company since 1984.

CHARLES D. DAVIDSON -- In October 2000, Mr. Davidson was elected President and Chief Executive Officer of the Company. Prior to October 2000, he served as President and Chief Executive Officer of Vastar Resources, Inc. ("Vastar") from March 1997 to September 2000 and was a Vastar director from March 1994 to September 2000. From September 1993 to March 1997, he served as Senior Vice President of Vastar. From December 1992 to October 1993, he was Senior Vice President of the Eastern District for ARCO Oil and Gas Company. From 1988 to December 1992, he held various positions with ARCO Alaska, Inc. Mr. Davidson, age 51, joined ARCO in 1972.

DALE P. JONES -- In October 1998, Mr. Jones retired from his position as Vice Chairman of Halliburton Company, an energy services company, a position he had held since 1995. Mr. Jones had served in various executive and management capacities for Halliburton for more than 30 years, including President from May 1989 to October 1995. He also served as a consultant for Halliburton from October 2, 1998 until October 1, 2000. Mr. Jones, age 64, has served as a director of the Company since October 1998.

T. DON STACY-- Mr. Stacy served as President and Chairman of the Board of Amoco Eurasia Petroleum Co., an oil and gas exploration and production company, from February 1995 until August 1997, when Mr. Stacy became a director of Amoco Caspian Sea, an oil and gas exploration and production company, a position he held until his retirement in June 1998. Mr. Stacy served in various executive and management positions for those companies, and for other affiliates of Amoco Corporation, for more than 37 years. He also served as Chairman of the Board, a non- executive position, of CRESTAR Energy, Inc., from 1991 until 1996. Mr. Stacy, age 67, has served as a director of the Company since October 1998. Mr. Stacy also serves as a director of Agrium Inc., a fertilizer company, Alberta Energy Co. Ltd., a Canadian energy company, and Hydril Company, an oil field services company.

                    PROPOSAL REGARDING AMENDMENT TO 1988 PLAN

GENERAL

      The 1988 Plan was adopted by the Board of Directors of the Company in 1988 and approved by the stockholders of the Company at the 1989 annual meeting of stockholders. At a meeting of the Board of Directors of the Company in January 2001, the Board of Directors adopted a proposal to (i) grant each new non-employee director 10,000 stock options as his or her option grant for his or her first calendar year of service as a non-employee director; (ii) grant each incumbent non-employee director a fixed annual grant of 5,000 stock options (commencing with the July 2001 grants); and (iii) make the annual stock option grants to incumbent non-employee directors each year on February 1, commencing February 1, 2002 (collectively, all three foregoing amendments are referred to as the "Plan Amendments").

      Capitalized terms not otherwise defined herein adopt the same meaning as assigned to them in the text of the 1988 Plan, as amended and restated. The following is a summary of certain provisions of the 1988 Plan, as amended and restated through January 30, 1996. This discussion is qualified in its entirety by reference to the 1988 Plan as amended and restated.

THE PLAN AMENDMENTS

      Modification of Grants to Non-Employee Directors in First Year of Service. Prior to the Plan Amendments, Section 3.02(b) of the 1988 Plan granted all non-employee directors a number of stock options each year on July 1. This calculation was dependent on the number of non-employee directors employed by the Company. In order to attract and retain new non-employee directors, the Plan Amendments grant each new non-employee director 10,000 stock options as his or her option grant for his or her first calendar year of service.

      Modification of Annual Grants to Incumbent Non-Employee Directors. Prior to the Plan Amendments, Section 3.02(b) of the 1988 Plan granted all non-employee directors a number of stock options each year on July 1. This calculation was dependent on the number of non-employee directors employed by the Company. In order to provide a consistent number of options to incumbent non-employee directors, the Plan Amendments annually (following the initial year of service) grant each such director 5,000 stock options.

      Change of Grant Date to Incumbent Non-Employee Directors. Prior to the Plan Amendments, each stock option grant was made on July 1. In order to more closely align the grant dates of non-employee director stock options with the timing of employee stock option grants, the Plan Amendments provide that annual stock option grants to incumbent non-employee directors are to be made each year on February 1, commencing February 1, 2002.

DESCRIPTION OF THE 1988 PLAN

      The material features of the 1988 Plan, as amended and restated (without giving effect to the Plan Amendments) are described below.

      General. The 1988 Plan authorizes the issuance of up to 550,000 shares of Common Stock. Any shares of Common Stock allocable to the unexercised portion of an option that expires or terminates will again be available for the purposes of the 1988 Plan. The 1988 Plan contains provisions providing for the adjustment of the number of shares available for option and subject to unexercised options in the event of stock splits, dividends payable in Common Stock, combinations or certain other events. The 1988 Plan originally provided for the grant of nonqualified stock options and SARs but was amended during 1993 to eliminate the granting of SARs.

      Administration. The 1988 Plan is administered by the Board of Directors. The Board has no authority, discretion or power to select the participants who will receive options pursuant to the 1988 Plan, to set the number of shares of Common Stock to be covered by each option, to set the exercise price or the period within which the options may be exercised or to alter any other terms or conditions specified therein, except in the sense of administering the 1988 Plan subject to the express provisions of the 1988 Plan and except as set forth below under "Stock Options" and "Amendment of the Plan."

      Stock Options. The 1988 Plan provides that, on each July 1 during the term of the 1988 Plan, options shall be granted automatically to the non-employee directors serving the Company on such date. The grant of an option pursuant to the 1988 Plan shall be referred to hereinafter as the "grant date" of such option. The Board of Directors may revoke, on or prior to each July 1, the next automatic grant of options otherwise provided for by the 1988 Plan if no options have been granted to employees since the preceding July 1 under the Company's 1992 Stock Option Plan or any other employee stock option plan that the Company might adopt hereafter.

      On each grant date, each non-employee director of the Company, who has not made an irrevocable, one time election to decline to participate in the Plan, will be granted an option to purchase the number of shares of Common Stock equal to the nearest number of whole shares determined in accordance with the following formula set forth in the 1988 Plan: 30,000 divided by the Number of Non-Employee Directors (as defined). "Number of Non-Employee Directors" is defined in the 1988 Plan as the number of non-employee directors serving the Company in such capacity on such grant date. The formula set forth above will not be affected by any decision of the Board of Directors to revoke an automatic grant. For example, if the Board's nominees for election to the Board of Directors are elected by the stockholders at the 2001 annual meeting (and continue to serve as such), then all five (5) non-employee directors serving the Company on July 1, 2001 would be automatically granted an option under the 1988 Plan covering 6,000 shares of Common Stock (30,000 / 5 = 6,000).

      The price at which each share of Common Stock covered by an option may be purchased upon exercise of such option pursuant to the 1988 Plan is the fair market value of the share on the grant date of such option. The period within which a non-employee director's option may be exercised commences at the close of such director's first year of service as a director after the grant date of such option and ends upon the expiration of ten (10) years from the grant date, unless terminated sooner due to termination of service or death, or unless such option is fully exercised prior to the end of such ten-year period.

      If a non-employee director dies during his tenure or within five (5) years after his tenure has ended, his estate would have five (5) years from the date of death to exercise the option, provided that such option had been exercisable at the time of his termination and that the date of exercise would otherwise be within the option period; provided, however, that if the non-employee director is removed for fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of the Company, such option would be void. The options are not transferrable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the "Code"), or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

      Amendment of the Plan. Subject to the provisions of Rule 16b-3 of the Exchange Act, the Board may from time to time amend, modify, suspend or terminate the 1988 Plan. Nevertheless, no such amendment, modification, suspension or termination may (a) impair any options theretofore granted under the 1988 Plan or deprive any optionee of any shares of Common Stock which he may have acquired through or as a result of the 1988 Plan or (b) be made without the approval of the stockholders of the Company where such change would (i) increase the total number of shares of Common Stock which may be granted under the 1988 Plan or decrease the purchase price under the 1988 Plan (other than in accordance with the 1988 Plan's antidilution provisions), (ii) materially alter the class of person eligible to be granted options under the 1988 Plan, (iii) materially increase the benefits accruing to optionees under the 1988 Plan or
(iv) extend the term of the 1988 Plan or the option period.

      Termination. Unless previously terminated, the 1988 Plan will terminate at the close of business on July 25, 2006, after which time no further grants may be made under the 1988 Plan.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following summary is based upon an analysis of the Code, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences and such consequences may be either more or less favorable than those described below depending on an employee's particular circumstances.

      All options granted under the 1988 Plan are non-statutory options not entitled to special tax treatment under Section 422 of the Code. The 1988 Plan is also not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

      No income will be recognized by an optionee for federal income tax purposes upon the grant of an option. Except as described below in the case of an "insider" subject to Section 16(b) of the Exchange Act who exercises his or her option less than six (6) months from the date of grant, upon exercise of an option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of such shares. In the absence of an election pursuant to Section 83(b) of the Code, an "insider" subject to Section 16(b) of the Exchange Act who exercises an option less than six (6) months from the date the option was granted will recognize income on the date six (6) months from the date of the grant in an amount equal to the excess of the fair market value of the shares on such date over the option price of such shares. An optionee subject to Section 16(b) of the Exchange Act can avoid such deferral by making an election, pursuant to Section 83(b) of the Code, no later than 30 days after the date of such exercise. Directors of the Company generally are considered to be "insiders" for purposes of Section 16(b) of the Exchange Act.

      The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee. The basis of shares transferred to an optionee pursuant to exercise of an option is the price paid for such shares plus an amount equal to any income recognized by the optionee as a result of the exercise of such option. If the optionee thereafter sells shares acquired upon exercise of an option, any amount realized over the basis of such shares will constitute capital gain to such optionee for federal income tax purposes.

RECOMMENDATION AND REQUIRED AFFIRMATIVE VOTE

      The affirmative vote of the holders of record of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve and ratify the Plan Amendments. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND RATIFY THE PLAN AMENDMENTS.

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

      The Board of Directors held 16 meetings in 2000. Each director attended every meeting of the Board and every meeting of the Board committees on which he served, except that:

      Alan A. Baker was absent from the February 22 and March 13, 2000 Search
        Committee meetings;
      Michael A. Cawley was absent from the November 17, 2000 Board meeting; Thomas E. Hassen was absent from the June 30, July 3, July 25 and
        August 8, 2000 Board meetings and the March 13 and March 20,
        2000 Search Committee meetings;
      Harold Kleinman was absent from the July 24, 2000 Audit Committee and
        July 25, 2000 Board meetings; and
      T. Don Stacy was absent from the Board meetings held on May 9, June 30, July 3, August 8, October 2 and October 24, 2000 and was absent from the Compensation, Benefits and Stock Option Committee Meetings held on July 24, October 2 and October 23, 2000.

COMMITTEES OF THE BOARD

      The committees of the Board, the current members and the primary functions of the committees are as follows:

      COMPENSATION, BENEFITS AND STOCK OPTION COMMITTEE -- Alan A. Baker, Chairman; Edward F. Cox; Dale P. Jones; and T. Don Stacy. The primary responsibilities of the compensation, benefits and stock option committee are (i) to fix annual salaries and bonuses of the officers of the Company, including any officer who is also a director, (ii) to administer the Company's employee benefits in which executive officers of the Company participate, and (iii) to administer, in accordance with applicable rules and regulations under federal securities and income tax laws, the stock-based plans in which executive officers of the Company participate, including the Company's 1992 Stock Option and Restricted Stock Plan. The compensation, benefits and stock option committee held eight meetings during 2000. This committee was formed during 2000 through the uniting of the Stock Option Committee with the Compensation and Benefits Committee.

      AUDIT COMMITTEE-- Dale P. Jones, Chairman; Michael A. Cawley; Edward F. Cox; and Harold F. Kleinman. The primary responsibilities of the audit committee are to recommend the auditors to the Board of Directors and to review with the Company's auditors the audit procedures to be applied in the conduct of the annual audit and the results of the annual audit. The audit committee held four meetings during 2000. For more details, see information herein under "Report of the Audit Committee."

      EXECUTIVE COMMITTEE-- Robert Kelley, Chairman; Alan A. Baker; Michael A. Cawley; Harold F. Kleinman; and T. Don Stacy. The primary responsibility of the executive committee was to exercise the authority of the Board during the intervals between meetings of the Board. The executive committee was eliminated effective April 25, 2000 and no meetings were held in 2000.

      NOMINATING COMMITTEE -- All Board members. The primary responsibilities of the nominating committee are to review the role, composition and structure of the Board and its committees and advise the Chief Executive Officer of the Company with respect thereto, and to consider and recommend nominees for election to the Board. The nominating committee held two meetings during 2000. The nominating committee will consider nominees of security holders made in writing to the attention of a committee member and delivered to the Company's principal address, provided such nomination is timely made as provided herein.

      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The current members of the compensation, benefits and stock option committee were the only persons who served on such committees during 2000.

COMPENSATION OF DIRECTORS

      Directors who are not officers of the Company or any of its subsidiaries receive an annual retainer of $28,000 and a fee of $1,000 for each Board or committee meeting attended. A director who is also an officer of the Company receives a fee of $100 for each Board meeting attended. The chairman of each committee, if not also an officer of the Company, receives an additional annual retainer of $2,500. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

      NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. The 1988 Nonqualified Stock Option Plan for Non-Employee Directors, as amended, provides for the grant of nonqualified stock options to each director of the Company who is not also either an employee or officer of the Company and who has not made an irrevocable, one-time election to decline to participate in the plan. Harold F. Kleinman has elected not to participate in the plan. The plan provides generally for a formula grant of options annually on each July 1 during the term of the plan. The formula results in the automatic grant (unless revoked by the Board in a particular year) to each participating non-employee director of an option to purchase a number of shares of Common Stock equal to 30,000 divided by the number of participating non-employee directors. The purchase price per share of Common Stock under the option is fair market value on the date of grant.

      As of July 1, 2000, each of Messrs. Baker, Cawley, Cox, Hassen, Jones and Stacy was granted an option under the plan covering 5,000 shares of Common Stock at the exercise price of $37.25 per share. The options have a ten-year term and are initially exercisable one year after date of grant.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following tabulation sets forth as of March 12, 2001 the shares of Common Stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all directors and named executive officers as a group.

                                                                              COMMON STOCK
                                                                         BENEFICIALLY OWNED (1)
                                                                 --------------------------------------
                                                                   NUMBER                   PERCENT OF
         NAME                                                     OF SHARES                  CLASS (2)
         ----                                                    -----------               ------------
         Director
         Alan A. Baker..................................              22,786 (3)                  -  %
         Michael A. Cawley..............................           3,136,004 (3)(4)               5.6%
         Edward F. Cox..................................              50,572 (3)                  0.1%
         Charles D. Davidson............................               2,500                      -  %
         Thomas E. Hassen...............................              22,285 (3)                  -  %
         Dale P. Jones..................................               5,286 (3)                  -  %
         Robert Kelley..................................             354,750 (3)                  0.6%
         Harold F. Kleinman.............................               1,000 (5)                  -  %
         T. Don Stacy...................................               5,285 (3)                  -  %

         Named Executive Officers (excluding
           any director named above) and Group
         Dan O. Dinges..................................             158,361 (3)                  0.3%
         James L. McElvany..............................              69,422 (3)                  0.1%
         W. A. Poillion.................................             182,014 (3)                  0.3%
         James C. Woodson...............................             164,067 (3)                  0.3%
         All directors and named executive
           officers as a group (13 persons).............           4,174,332 (4)(6)               7.4%

---------------
(1) Unless otherwise indicated, all shares are directly held with sole voting and investment power.
(2)   Less than one-tenth of one percent unless otherwise indicated.
(3) Includes shares not outstanding but subject to currently exercisable options, as follows: Mr. Baker -- 20,786 shares; Mr. Cawley -- 26,571 shares; Mr. Cox -- 42,572 shares; Mr. Hassen -- 4,285 shares; Mr. Jones -- 4,286 shares; Mr. Stacy -- 4,285 shares; Mr. Dinges -- 137,861 shares; Mr. Kelley -- 277,490 shares; Mr. McElvany -- 52,476 shares; Mr. Poillion -- 159,887 shares; and Mr. Woodson -- 163,657 shares.
(4) Includes 3,108,633 shares held of record by the Foundation. Under the rules and regulations of the SEC, such shares are required to be included in the foregoing table as "beneficially owned" because such person possesses shared voting and investment power with respect thereto as one of ten trustees of the Foundation. As with other corporate action, the voting of the shares held by the Foundation requires a majority vote of its trustees at a meeting at which a quorum of trustees is present. Accordingly, such person does not represent sufficient voting power on the Foundation's board of trustees to determine voting or investment decisions with respect to the 3,108,633 shares. Mr. Cawley disclaims any pecuniary interest in the 3,108,633 shares.
(5)   Consists of 1,000 shares held as joint tenant with Mr. Kleinman's spouse.
(6) Includes 894,156 shares not outstanding but subject to currently exercisable options.

                             EXECUTIVE COMPENSATION

      The following report of the compensation, benefits and stock option committee of the Board of Directors and the information herein under "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.


                      REPORT OF THE COMPENSATION, BENEFITS
                           AND STOCK OPTION COMMITTEE
                            ON EXECUTIVE COMPENSATION


To the Stockholders
of Noble Affiliates, Inc.:

      As members of the compensation, benefits and stock option committee of the Board of Directors, we have responsibility for administering the executive compensation program of the Company. All decisions by the committee relating to the compensation of executive officers are reviewed by the full Board.

COMPENSATION POLICIES

      The executive compensation policy of the Company, which is endorsed by the committee, is to provide a compensation program that will attract, motivate and retain persons of high quality and will support a long-standing internal culture of loyalty and dedication to the interests of the Company. In administering the executive compensation program, the committee is mindful of the following principles and guidelines, which are supported by the full Board.

      Base salaries for executive officers should be competitive. A sufficient portion of annual compensation should be at risk in order to align the interests of executives with those of stockholders of the Company. This variable part of annual compensation should reflect both corporate and individual performance. As a person's level of responsibility increases, a greater portion of total compensation should be at risk and the mix of total compensation should be weighted more heavily in favor of stock-based compensation. The committee has not established objective, arbitrary percentages for the mix of total compensation that should be fixed versus at risk for any executive officers of the Company. Stock options provide executives long-term incentive and are beneficial in aligning the interests of executives and stockholders in the enhancement of stockholder value.

COMPENSATION PROGRAM FOR 2000

      For 2000, the executive compensation program consisted of three principal elements, which are discussed below: base salary, an annual incentive bonus plan and stock options that are exercisable over a ten-year period.

            BASE SALARY: Base salary for executive officer positions is determined principally by competitive factors. The Company obtains information through participation in oil and gas industry compensation surveys conducted by independent compensation consultants, including Towers Perrin Inc. ("Towers Perrin"), William M. Mercer ("Mercer"), Effective Compensation, Inc. ("ECI"), KPMG Peat Marwick ("KPMG") and others. One such survey includes information on an industry group called the Energy 27 Group comprised of corporations in the same industry as the Company. Fifteen of the 31 companies included in the Dow Jones Total Return Index for Secondary Oil Companies referenced in the performance graph contained elsewhere in this proxy statement are included in the Energy 27 Group. (The Energy 27 Group survey, together with the ECI and KPMG reports, are herein referred to as the "Supplement Reports.") In 2000, the Company engaged Mercer to update its review of the Company's compensation programs. Such review covered base salary, the annual incentive bonus plan and option plans. The committee generally analyzes the information and makes annual adjustments based on performance, incumbent length of service in the executive position and cost of living. The policy of the compensation, benefits and stock option committee generally is to establish base salary levels that approximate survey averages. Based on the Mercer survey, adjustments were made to certain executive officers' base salary to more closely approximate the market averages. After the 2000 adjustments all of the top five executive salaries were within 10 percent of the market median.

            ANNUAL INCENTIVE BONUS PLAN: The annual incentive bonus plan in which executive officers participate is available to all full-time employees of the Company or its subsidiaries (except the 19 employees of Noble Gas Marketing, Inc., a wholly-owned subsidiary of the Company, who are covered under a separate bonus plan) who have completed one year of service at the close of the plan year (December 31). The target bonus for an employee is the base salary at year end of such employee multiplied times the percentage factor assigned to such employee's salary classification. Target percentage factors range from 5 to 70 percent, with factors of 70 percent for the CEO and 60 percent for operating committee members of Samedan, the principal operating subsidiary of the Company. An aggregate pre-adjustment bonus pool is determined for each division and department.

            Annual performance goals for the Company and its divisions have been weighted with respect to four criteria as follows: cost of finding and developing new reserves (40 percent for division; 33 1/3 percent for the Company), new reserves added (40 percent for division; 33 1/3 percent for the Company), cash flow from operations (20 percent for division), and stock performance as measured against the annual stock performance of certain peer companies (33 1/3 percent for the Company). The annual performance goals for cost of finding and developing new reserves, new reserves added and cash flow from operations are established based upon financial budgets and forecasts approved initially by the operating committee of Samedan at the beginning of each year and then reviewed and finally approved by the full Board.

            At its April 2000 meeting, the Board established the following annual performance goals in accordance with the revised financial budget for 2000: Cost of finding and developing new oil and gas reserves was set at $5.00 per barrel of oil equivalent ("BOE") for secondary reserves and $7.00 per BOE for primary reserves. The rate for converting thousands of cubic feet of natural gas to BOE's for purposes of determining internal achievement of reserve goals was set at 6 to 1 in the Company's Offshore Gulf of Mexico and International divisions and at 6 to 1, 8 to 1, and 10 to 1 in the Company's onshore divisions. The new reserves added goal was set at 62 million BOE's. The cash flow goal was established as a measure of the percentage growth compared to prior year's cash flow of $316 million with cash flow increases (or decreases) as a result of changing commodity prices removed from the calculation. Achievement of a portion of the cash flow goal could occur by maintaining a level of cash flow equal to the prior year amount. The stock performance goal was established based on the Company's stock performance compared to 17 of its peers using the twelve month end stock prices of the Company versus the peer group.

            Each goal weighting percentage is subject to adjustment within a range of zero for achievement of less than 75 percent of the goal to 200 percent for achievement of greater than 135 percent of the goal. The combined, weighted goal achievement is then determined within a range of zero for achievement of less than 65 percent of the goal to 200 percent for achievement of more than 160 percent of the goal. The target bonus for employees of divisions is also adjusted to reflect the combined percentage of achievement of all assigned goals using the ratio of 75 percent for division goal achievement and 25 percent for Company goal achievement. The bonus amount is then determined by multiplying the target bonus times the applicable multiplier, provided that the bonus of an executive officer is limited to 100 percent of the executive officer's base salary at year end.

            1992 PLAN: The Company's 1992 Stock Option and Restricted Stock Plan (the "1992 Plan") is designed to align a significant portion of the executive compensation program with stockholder interests. The 1992 Plan, which was approved by stockholders in 1992 and amended and restated in 1997 and 2000, permits the use of several different types of stock-based grants or awards: nonqualified or incentive stock options with or without stock appreciation rights and restricted stock. To date only nonqualified stock options have been granted under the 1992 Plan.

            The options represent the right to purchase shares of Common Stock over a period of up to ten years upon such terms and conditions, consistent with the provisions of the 1992 Plan, as are specified by the compensation, benefits and stock option committee at the time of grant. The option price for incentive stock options is not less than the fair market value per share at the date of grant and for nonqualified stock options is not less than 50 percent of fair market value per share at the date of grant. No nonqualified stock options were granted in 2000 at a price less than fair market value at the date of grant.

            In July 1998, the Company engaged Towers Perrin to update its 1996 information in order to advise the compensation, benefits and stock option committee as to appropriate grant guidelines. Towers Perrin based its recommendations as to appropriate grant guidelines on an analysis of average annual stock grants over a three- year period as disclosed in publicly available proxy statements of ten companies it considered comparable to the Company in business and scope. The Towers Perrin report suggested multiples of 0.5 of base salary at the lower levels of employees of the Company, from 1.5 to 4.4 for vice presidents of the Company and 5.7 at the CEO level. Using the Towers Perrin report, and adjusting its recommendations to account for changes in the Company's stock price, the compensation, benefits and stock option committee in 2000 adopted grant multiples that ranged from 0.5 to 5.7 of base salary, with multiples of
      5.7 for the CEO and 3.9 for other executive officers.

            The approximate number of shares granted is determined by dividing
      (i) the optionee's annual base salary multiplied times the applicable grant multiple by (ii) the fair market value per share of the underlying Common Stock on the calculation date. The compensation, benefits and stock option committee, in its discretion, can adjust the number of shares granted under the 1992 Plan from the number determined under the grant guidelines. Options granted to executive officers in 2000 were based on the guidelines described above and the following terms and conditions:
      10-year term; vest at the rate of one-third per year commencing on the first anniversary of the grant date; and option price equal to fair market value per share at the grant date.

2000 COMPENSATION OF CEO

      The 2000 base salary of Mr. Kelley was not adjusted July 1, 2000 but remained at $610,000 per year as a result of a review of Company performance and competitive industry factors existing at the time. As a result, the salary paid to Mr. Kelley for 2000 fell within the range discussed above in the last sentence under "Compensation Program for 2000 - Base Salary" in this report.

      In 2000, the compensation, benefits and stock option committee granted Mr. Kelley an option to purchase 80,000 shares of Common Stock pursuant to the 1992 Plan. In granting this option, the committee used a grant multiplier of 5.7 (see "Compensation Program for 2000 - 1992 Plan" above), which took into account Mr. Kelley's level of responsibility and was based on the recommendation of Towers Perrin.

      Davidson Employment Agreement. Effective October 2, 2000, the Company entered into an employment agreement with Charles D. Davidson, for a term of three years, with automatic successive one year extensions, unless either Mr. Davidson or the Company gives six months written notice. Under the agreement, Mr. Davidson receives an annual salary of $475,000, plus business expenses and other specified benefits, for serving as President and Chief Executive Officer of the Company. In the year ended December 31, 2000, Mr. Davidson received a bonus that was equal to the product of $300,000 times the percentage of the year that he was employed by the Company. Beginning in the year ending December 31, 2001, Mr. Davidson will receive an annual bonus that may reach up to 70% of his base salary. The employment agreement also provides for Mr. Davidson's participation in the Company's benefit plans and stock option plans, with 80,000 stock options granted to Mr. Davidson in 2000.

      The Company's employment agreement with Mr. Davidson also includes provisions regarding the applicable severance package that Mr. Davidson may be entitled to, depending on whether a triggering event has occurred. A triggering event for purposes of Mr. Davidson's employment agreement will be deemed to have occurred if:

o individuals who constituted the Board of Directors at the time of Mr. Davidson's employment (the "Incumbent Board") cease to constitute at least 51% of the Board, provided that any person whose election was approved by a vote of at least a majority of the directors of the Incumbent Board will be considered a member of the Incumbent Board;

o the stockholders of the Company approve a reorganization, merger or consolidation whereby the persons who were stockholders immediately prior to such reorganization, merger or consolidation do not immediately thereafter, own at least 51% of the voting shares of the new entity;

o the stockholders of the Company approve a liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets to a non-related party; or

o a new person or entity becomes the owner of at least 25% of the outstanding common stock or voting power in the Company.

      If the Company terminates Mr. Davidson for cause, then the Company has no further liability. A termination for cause may only be made by the affirmative vote of a majority of the members of the Board of Directors of the Company.

      Prior to a triggering event, if Mr. Davidson terminates his employment by giving at least six months' prior written notice, then he will be entitled to his base salary up until the time of his termination. If, prior to a triggering event, Mr. Davidson is terminated without cause, or resigns from the Company after certain events of default, he will receive a lump sum of his annual base salary for one year only plus any accrued bonuses.

      On or after a triggering event, if Mr. Davidson is terminated without cause or if he resigns for good reason, then the Company will pay him a lump sum of two and one-half times his annual compensation amount (salary and bonus) and his initial 80,000 options will vest (if they have not already), with a gross-up payment to offset fully the effect of any federal excise tax imposed on the severance payment.

PARTICIPATION IN MINERAL, ROYALTY AND OVERRIDING ROYALTY ACQUISITIONS

      In addition to the executive compensation policies and programs described above, the Company has a long- standing policy pursuant to which officers and key employees of the Company and Samedan are permitted to acquire interests in minerals, royalties and overriding royalties purchased from time to time by Samedan (or its subsidiaries). When this participation is offered, usually up to one-half of the interests acquired by Samedan (or its subsidiaries) is made available to be acquired by the participants in the aggregate. A participant is required to purchase his or her interest for cash on the same cost basis as Samedan and is responsible for obtaining any required financing. In certain instances, the Company or Samedan has assisted participants in obtaining financing from a third party lender and/or provided a guarantee of the amount financed by a participant. This policy applies only with respect to mineral, royalty and overriding royalty interests acquired by Samedan (or its subsidiaries) and does not apply to the acquisition of working interests, even though a group of oil and gas properties acquired by Samedan (or its subsidiaries) includes both working interests and mineral, royalty and overriding royalty interests.

      The policy was initiated to serve as an incentive for employees in connection with the acquisition of oil and gas properties by Samedan and for directors to continue in the service of the Company. The Board of Directors of the Company believes the policy to be in the best interests of the Company and its stockholders and, because the participant purchases the interest for Samedan's cost and shares the same risk as Samedan, does not consider the operation of the policy to be compensatory in nature. The compensation, benefits and stock option committee has responsibility for administering the policy.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

      Section 162(m) of the Internal Revenue Code contains provisions which limit the tax deductibility of executive compensation in excess of $1 million per person per year, subject to certain exceptions. The policy of the Company is to design its compensation programs to preserve the tax deductibility of compensation paid to its executive officers and other members of management. However, the compensation, benefits and stock option committee could determine, taking into consideration the burdens of compliance with Section 162(m) and other relevant facts and circumstances, to pay compensation that is not fully deductible, if the committee believes such payments are in the Company's best interest. In 1997, the stockholders of the Company approved the amended and restated 1992 Plan, allowing compensation paid thereunder in the form of stock options and stock appreciation rights to qualify as "performance-based compensation" for purposes of Section 162(m).

SUMMARY

      The members of the committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. As performance goals are met or exceeded, resulting in increased value to stockholders, executive officers are rewarded commensurately. The committees believe that compensation levels during 2000 adequately reflect the compensation goals and policies of the Company.

      March 23, 2001                Compensation, Benefits and
                                    Stock Option Committee

                                    Alan A. Baker, Chairman
                                    Edward F. Cox
                                    Dale P. Jones
                                    T. Don Stacy



      The following "Summary Compensation Table," "Option Grants in 2000" table, "Aggregated Option Exercises in 2000 and 12/31/00 Option Values" table, "Pension Plan Table," and "Performance Graph" are attachments to this Report of the Compensation, Benefits and Stock Option Committee on Executive Compensation.


                                   ----------

      The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the "named executive officers") for the years indicated.


                                   SUMMARY COMPENSATION TABLE
                                                                                       Long Term
                                                                                     Compensation
                                                      Annual Compensation               Awards
                                           --------------------------------------    -------------
                                                                           Other
                                                                           Annual        Stock          All Other
            Name and                                                      Compen-       Options          Compen-
            Principal                                                      sation     (number of          sation
            Position                Year    Salary ($)     Bonus ($)        ($)       shares) (2)          ($)
            --------                ----    ----------     ---------      -------     -----------       ----------
Charles D. Davidson                 2000      118,892      118,400          142         80,000              400(3)
President and Chief Executive
Officer after October 2, 2000(1)

Robert Kelley, President and        2000      610,000      610,000        3,457         80,000          131,312(4)
Chief Executive Officer until       1999      610,000      427,000        3,165         80,000           99,115
October 2, 2000 (1)                 1998      592,500           --        2,869         75,237           79,944

Dan O. Dinges, Senior Vice          2000      250,000      153,000        3,630         28,350           48,104(5)
President - Division General        1999      245,000       88,200        3,266         31,350           35,960
Manager and Operating               1998      240,000           --        2,902         25,080           29,175
Committee member of
Samedan

James L. McElvany, Vice             2000      195,000      210,000(6)     3,442         28,350           30,410(5)
President, Chief Financial          1999      162,500       64,800        3,165         15,048           21,422
Officer, Treasurer and              1998      145,000           --        2,869         12,540           16,940
Assistant Secretary and
Operating Committee Member
of Samedan

W.A. Poillion, Senior Vice          2000      252,500      260,200(6)     3,746         28,350           55,666(5)
President - Production and          1999      245,000       88,200        3,165         31,350           42,243
Drilling and Operating              1998      240,000           --        2,869         25,080           34,406
Committee member of
Samedan

James C. Woodson, Senior            2000      270,000      270,000        3,457         14,175           62,048(5)
Vice President - Exploration        1999      270,000       97,200        3,165         31,350           47,947
and Operating Committee             1998      265,000           --        2,869         25,080           40,352
member of Samedan

----------
(1) Mr. Kelley resigned as President and CEO of the Company effective October 2, 2000, at which time Mr. Davidson became the Company's President and CEO. Mr. Kelley continues to serve as Chairman of the Board of Directors.
(2) Options represent the right to purchase shares of Common Stock at a fixed price per share.
(3)   Consists of $400 of directors' fees.
(4) Consists of $1,600 of directors' fees and Company contributions of $9,650 to a defined contribution plan and $120,062 to a nonqualified contribution plan.
(5) Consists of contributions by the Company to a defined contribution plan/nonqualified contribution plan and payment by the Company of term life insurance premiums as follows: Dan O. Dinges -- $9,907 / $37,928; $269;

      James L. McElvany -- $9,600 / $20,810; $0; W.A. Poillion -- $9,957 /
      $45,003; $706; J.C. Woodson -- $9,450 / $50,653; $1,945.
(6) Mr. McElvany's base salary at year end was $210,000; Mr. Poillion's base salary at year end was $260,200.

      The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 2000 to each of the named executive officers.

                                             OPTION GRANTS IN 2000

                                                                                           Potential Realizable
                                                                                             Value at Assumed
                                                                                              Annual Rates of
                                                                                                Stock Price
                                                                                               Appreciation
                                                 Individual Grants                            for Option Term
                         ---------------------------------------------------------------  ----------------------
                          Number of Securities   % of Total
                           Underlying Options      Options      Exercise
                                Granted          Granted to      or Base
                           (number of shares)     Employees       Price      Expiration
          Name                    (1)              in 2000       ($/sh)         Date        5%($)       10%($)
          ----            --------------------   -----------    --------     ----------     -----       ------
Charles D. Davidson.....          80,000           10.3%         37.875       10/2/10   1,905,551(2)  4,829,040
Robert Kelley...........          24,000            3.1%         20.062       1/31/10     302,813(3)    767,387
                                  56,000            7.2%         30.875       7/24/10   1,087,359(4)  2,775,581
Dan O. Dinges...........          14,175            1.8%         20.062       1/31/10     178,849(3)    453,238
                                  14,175            1.8%         30.875       7/24/10     275,238(4)    697,506
James L. McElvany.......          14,175            1.8%         20.062       1/31/10     178,849(3)    453,238
                                  14,175            1.8%         30.875       7/24/10     275,238(4)    697,506
W.A. Poillion...........          14,175            1.8%         20.062       1/31/10     178,849(3)    453,238
                                  14,175            1.8%         30.875       7/24/10     275,238(4)    697,506
James C. Woodson........          14,175            1.8%         20.062       1/31/10      96,718(3)    219,421

----------
(1) Options represent the right to purchase shares of Common Stock at a fixed price per share. The options vest at the rate of one-third per year commencing on the first anniversary of the grant date.
(2) Reflects an assumed appreciated market price per share of Common Stock of $61.69 at 5% and $98.21 at 10%.
(3) Reflects an assumed appreciated market price per share of Common Stock of $32.68 at 5% and $52.04 at 10%.
(4) Reflects an assumed appreciated market price per share of Common Stock of $50.29 at 5% and $80.44 at 10%.

      The following table sets forth certain information with respect to the exercise of options to purchase Common Stock during the year ended December 31, 2000, and the unexercised options held at December 31, 2000 and the value thereof, by each of the named executive officers.


                       AGGREGATED OPTION EXERCISES IN 2000
                           AND 12/31/00 OPTION VALUES

                                                        Number of Securities
                                                       Underlying Unexercised
                                                             Options at                Value of Unexercised
                                                         December 31, 2000             In-the-Money Options
                                                         (number of shares)          at December 31, 2000 ($)
                           Acquired       Value      ---------------------------   ----------------------------
        Name              on Exercise  Realized($)   Exercisable   Unexercisable   Exercisable    Unexercisable
---------------------     -----------  -----------   -----------   -------------   -----------    -------------
Charles D. Davidson......        --           --             --         80,000              --         650,000
Robert Kelley............        --           --        369,495        158,412       5,633,306       3,105,170
Dan O. Dinges............     9,000      168,188        132,326         57,610       2,190,492       1,208,273
James L. McElvany........     5,400      105,975         38,555         42,562         501,811         884,325
W.A. Poillion............     5,400       94,500        136,352         57,610       2,287,290       1,208,273
James C. Woodson.........        --           --        169,657             --       2,931,685              --

      The defined benefit plans of the Company that cover its executive officers provide the benefits shown below. The estimates assume that benefits are received in the form of a ten-year certain and life annuity.

                                              PENSION PLAN TABLE

                                                   Estimated Annual Benefits Upon Retirement at Age 65
                                                   After Completion of the Following Years of Service
              60 Month Average            ------------------------------------------------------------------------
             Annual Compensation              15               20             25             30            35
             -------------------          ---------       -----------     ----------    -----------    -----------
                                            $ 30,000           40,000         40,000         47,235        47,235
                150,000................       45,000           60,000         61,238         73,485        73,485
                200,000................       60,000           80,000         83,113         99,735        99,735
                300,000................       90,000          120,000        126,869        152,235       152,235
                400,000................      120,000          160,000        170,613        204,735       204,735
                600,000................      180,000          240,000        258,113        309,735       309,735
                800,000................      240,000          320,000        345,613        414,735       414,735
              1,000,000................      300,000          400,000        433,113        519,735       519,735
              1,300,000................      390,000          520,000        564,363        677,235       677,235
              1,400,000................      420,000          560,000        608,113        729,735       729,735
              1,500,000................      450,000          600,000        651,863        782,235       782,235

      Upon vesting, the amount of retirement benefit depends on an employee's final average monthly compensation, age and the number of years of credited service (maximum of 30 years). Final average monthly compensation is defined generally to mean the participant's average monthly rate of compensation from the Company for the 60 consecutive months prior to retirement which give the highest average monthly rate of compensation for the participant. Compensation covered by the defined benefit plans is defined (with certain exceptions) to mean the compensation actually paid to a participant as reported on the participant's federal income tax withholding statement for the applicable calendar year. Accordingly, the amounts reported in the Summary Compensation Table included elsewhere herein under "Annual Compensation" approximate covered compensation for 2000. The amount of benefit shown in the above table is not subject to any deductions for social security or any other offset amounts.

      As of December 31, 2000, the named executive officers had the following approximate number of years of credited service for retirement purposes: Mr. Davidson--0; Mr. Kelley--25; Mr. Dinges--19; Mr. Poillion--24; Mr. McElvany--22; and Mr. Woodson--26.

      The following graph sets forth the cumulative total stockholder return for the Common Stock, the S&P 500 Index and the Dow Jones Total Return Index for Secondary Oil Companies for the years indicated as prescribed by the SEC's rules.

                                PERFORMANCE GRAPH

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (1)
                   AMONG NOBLE AFFILIATES, INC., S&P 500 INDEX
                      AND DOW JONES TOTAL RETURN INDEX FOR
                           SECONDARY OIL COMPANIES (2)

                                     [GRAPH]


                                                         1995      1996       1997       1998       1999       2000
                                                         ----      ----       ----       ----       ----       ----
 Company                                                 100        161        119         84         73       158
 S&P 500 Index                                           100        123        164        211        255       232
 Dow Jones Total Return Index for Secondary              100        127        126         87        100       160
  Oil Companies (2)

----------
(1) Total return assuming reinvestment of dividends. Assumes $100 invested on December 31, 1995 in Common Stock, the S&P 500 Index and the Dow Jones Total Return Index for Secondary Oil Companies.
(2) Composed of the following companies: Amerada Hess Corporation, Anadarko Petroleum Corporation, Apache Corporation, Ashland, Inc., Barrett Resources Corporation, Basin Minerals, Burlington Resources Inc., Cabot Oil and Gas, Chesapeake Energy, Cross Timbers Oil Company, Devon Energy Corporation, E.O.G. Resources, Evergreen Resources, Forest Oil, Kerr-McGee Corporation, Louis Dreyfus Natural Gas, Meridian Energy, Murphy Oil Corporation, Newfield Exploration, Noble Affiliates, Inc., Ocean Energy, Occidental Petroleum Corporation, Pennzoil-Quaker State Company, Stone Energy Corporation, Sunoco, Inc., Tesoro Petroleum Corp., Tosco Corp., Tom Brown, Inc., Triton Energy, Ultramar Diamond Shamrock Corp., and Vintage Petroleum, Inc.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires directors and officers of the Company, and persons who beneficially own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were complied with during the year ended December 31, 2000, with the exception of one disposition of stock that was not timely reported on one Form 4 for Mr. Cawley. To correct prior fiscal year reporting, remedial Forms 5 were filed for previously unreported stock option grants to:

      o Messrs. Baker, Cawley, Cox, Dinges, Kelley, McElvany and Poillion, each of whom did not timely report two such grants on two Forms 4; and

      o Messrs. Hassen, Jones, Stacy, Walraven (a former officer of the Company who retired at the end of 2000) and Woodson, each of whom did not timely report one such grant on one Form 4.

                              CERTAIN TRANSACTIONS

      Harold F. Kleinman, a director of the Company, is the brother-in-law of Jack Bender. Mr. Bender is the sole owner of Cactus Pipe and Supply Company, a corporation from which Samedan purchases oil field tubulars from time to time in the ordinary course of its business. During 2000, Samedan purchased an aggregate of approximately $4,743,369 of such tubulars from such corporation. The terms of all such purchases were similar to those that could have been obtained from unrelated third parties. Mr. Kleinman has no pecuniary or other interest in either the purchases or Mr. Bender's corporation.

                             INDEPENDENT ACCOUNTANTS

      The appointment of the accounting firm selected to audit the Company's financial statements is subject to ratification by the Board of Directors and will not be submitted to stockholders for ratification or approval. The audit committee has recommended to the Board of Directors the re-appointment of Arthur Andersen LLP, which has audited the Company's financial statements since 1989, to audit the financial statements of the Company for 2001. Representatives of Arthur Andersen LLP are expected to be present at the meeting to respond to appropriate questions from stockholders and will be given the opportunity to make a statement at the meeting should they desire to do so.

      For additional information regarding the rendering of other services by Arthur Andersen LLP and related fees, see the "Report of the Audit Committee," below.

                                  REPORT OF THE
                                 AUDIT COMMITTEE


To the Stockholders
of Noble Affiliates, Inc.:

      As members of the audit committee of the Board of Directors, we are responsible for helping to ensure the reliability of the Company's financial statements. In keeping with this goal, the Board of Directors has adopted a written charter (Exhibit A) for the audit committee to follow.

REVIEW AND DISCUSSIONS

      The audit committee has reviewed and discussed the Company's audited financial statements with management. It has also discussed with the independent auditors the matters required to be discussed by SAS 61 and SAS 90 (Codification of Statements on Auditing Standards, AU Section 380). Additionally, the audit committee has received the written disclosures and the letter from the independent accountants at Arthur Andersen LLP, as required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountants their independence.

      In an effort to maintain the accountant's independence, the audit committee has considered whether Arthur Andersen LLP's rendering of non-audit services is compatible with maintaining its independence. We have concluded that the rendering of both types of services does not result in a conflict.

      The fees paid to Arthur Andersen LLP for the year 2000 included: audit fees of $354,430; tax compliance and consultation fees of $160,000; plan and corporate consultation fees of $29,700 and other fees of $27,600. There were no fees paid for information technology.

RECOMMENDATION TO INCLUDE AUDITED FINANCIAL STATEMENTS IN ANNUAL REPORT

      Based on the audit committee's discussions with management and the independent accountants, and its review of the representation of management and the report of the independent accountants to the audit committee, the audit committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 with the Securities and Exchange Commission.

          March 23, 2001            Audit Committee

                                    Dale P. Jones, Chairman
                                    Michael A. Cawley
                                    Edward F. Cox
                                    Harold F. Kleinman


                                   ----------


                     STOCKHOLDER PROPOSALS AND OTHER MATTERS

      Stockholder proposals intended to be included in the Company's proxy statement relating to the 2002 annual meeting of stockholders, which is currently scheduled to be held on April 23, 2002, must be received by the Company at its office in Houston, Texas, addressed to the Secretary of the Company, no later than November 23, 2001.

      The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone or telegraph by officers and regular employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, the Company has employed the firm of Georgeson & Co., Inc., which will receive a fee of approximately $7,500 plus out-of-pocket expenses. The Company will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

      The Board of Directors does not intend to present any other matter at the meeting and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.


Houston, Texas                                NOBLE AFFILIATES, INC.
March 23, 2001

                                                 James L. McElvany
                                       Vice President-Finance and Treasurer

                                                                       EXHIBIT A

                             NOBLE AFFILIATES, INC.

                             AUDIT COMMITTEE CHARTER

         The Audit Committee ("the Committee") of the Board of Directors ("the Board") of Noble Affiliates, Inc. ("the Company") will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

         The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements required by law and regulation. The members of the Committee will be elected annually at the organizational meeting of the full Board held in conjunction with the annual shareholders meeting, and will be listed in the annual report to shareholders.

RESPONSIBILITY

         The primary purpose of the Committee is to assist the Board in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including overseeing the annual independent audit of the Company's financial statements.

         In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

         While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete, accurate and/or in accordance with generally accepted accounting principles; this is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business conduct guidelines.

AUTHORITY

         The Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In this regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

MEETINGS

         The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. The Committee will meet in separate executive sessions at least annually with the chief financial officer, the director of the internal auditing department, and the independent accountants to discuss any matters that the Committee or each of these groups believe should be discussed. The Committee chair shall approve contents of the agenda for each meeting.

ATTENDANCE

         Committee members will strive to be present at all meetings. As necessary or desirable, any member of the Committee may request that members of management and representatives of the independent accountants and/or internal auditors be present at Committee meetings.

SPECIFIC DUTIES

         In carrying out its oversight responsibilities, the Committee will:

         1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval; this should be done in compliance with applicable legal and regulatory audit committee requirements.

         2. Review with the Company's management, the director of the internal auditing department, and independent accountants the Company's general accounting and financial reporting controls, and obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

         3. Receive the internal auditing plans and receive summary reports of major findings by internal auditors and how management is addressing the conditions reported.

         4. Review the scope and general extent of the independent accountants' annual audit. The Committee will review annually with management the fee arrangement with the independent accountants.

         5. Inquire as to, and oversee, the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

         6. At the completion of the annual audit, review with management and the independent accountants the following:

            - The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

            - Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

            - Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit.

            - Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards
                  (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined, in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.

         7. After preparation by management and review by the independent accountants, approve the report required under SEC rules to be included in the Company's annual proxy statement. The charter is to be published as an appendix to the proxy statement every three years.

         8. Recommend to the Board the selection, retention or termination of the Company's independent accountants.

         9. As the Committee may deem appropriate, obtain, weigh, and consider expert advice as to the Committee, related rules of any governing body, and other accounting, legal and regulatory provisions.

                                  [Proxy Card]

                             NOBLE AFFILIATES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Charles D. Davidson and James L. McElvany, and each of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Noble Affiliates, Inc. (the "Company") standing in the name of the undersigned on March 12, 2001, at the annual meeting of stockholders to be held on April 24, 2001 at 9:30 a.m., local time, in Houston, Texas, and at any adjournment thereof and especially to vote on the items of business specified below, as more fully described in the notice of the meeting dated March 23, 2001, and the proxy statement accompanying the same, receipt of which is hereby acknowledged.

1.       Election of Directors

         FOR ALL NOMINEES WITH
         WITHHOLD AUTHORITY
         EXCEPTIONS NOTED [ ]                         FOR ALL NOMINEES [ ]

             Alan A. Baker, Michael A. Cawley, Edward F. Cox, Charles D. Davidson, Dale P. Jones, T. Don Stacy



         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)


         -----------------------------------------------------------------------

2. Proposal to approve and ratify an amendment to the Noble Affiliates, Inc. 1988 Nonqualified Stock Option Plan for Non-Employee Directors of Noble Affiliates, Inc. (the "1988 Plan") in order to grant a consistent number of stock options to each non-employee director annually (10,000 stock options for the first year of service as a non-employee director and 5,000 stock options for each year thereafter) and to change the annual grant date to February 1, commencing February 1, 2002.

         FOR [ ]                       AGAINST [ ]                  ABSTAIN [ ]

3. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                            [Reverse of Proxy Card]


THIS PROXY, WHEN DULY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT WITHOUT CLEAR VOTING DIRECTION, IT WILL BE VOTED FOR EACH OF THE PROPOSALS SET FORTH ABOVE.

                  The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such common stock and hereby ratifies and confirms all actions that said proxies, their substitutes, or any of them, may lawfully take in accordance with the items hereof.


                           Dated:                                       , 2001
                                  --------------------------------------

                           ---------------------------------------------------

                           ---------------------------------------------------
                                     Signature(s) of Stockholder(s)


                           This proxy should be signed exactly as your name appears hereon. Joint owners should both sign. If signed as attorney, executor, guardian or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

                           PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.